Exhibit 99.4

LKQ CORPORATION

Offers to Exchange the Registered Notes Set Forth Below that
Have Been Registered Under the United States Securities Act of 1933, as
Amended, for Any and All Outstanding
Restricted Notes Set Forth Opposite the Corresponding
Registered Notes

Registered/Exchange Notes	Restricted/Original Notes
$800,000,000 5.750% Senior Notes due 2028 (CUSIP No. 501889 AD1)	$800,000,000 5.750% Senior Notes due 2028 (CUSIP Nos. 501889 AC3 and U5463T AB8)
$600,000,000 6.250% Senior Notes due 2033 (CUSIP No. 501889 AF6)	$600,000,000 6.250% Senior Notes due 2033 (CUSIP Nos. 501889 AE9 and U5463T AC6)

PURSUANT TO THE PROSPECTUS DATED , 2023
To Registered Holders:
We are enclosing herewith the materials listed below relating to the offer (the “Exchange Offer”) by LKQ Corporation (“LKQ”) to exchange (a) up to $800,000,000 principal amount of its 5.750% Senior Notes due 2028 (the “2028 Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $800,000,000 principal amount of its issued and outstanding 5.750% Senior Notes due 2028 (the “2028 Original Notes”), and (b) up to $600,000,000 principal amount of its 6.250% Senior Notes due 2033 (the “2033 Exchange Notes” and, together with the 2028 Exchange Notes, the “Exchange Notes”), which have been registered under the Securities Act for up to $600,000,000 principal amount of its issued and outstanding 6.250% Senior Notes due 2033 (the “2033 Original Notes” and, together with the 2028 Original Notes, the “Original Notes”), upon the terms and subject to the conditions set forth in the Prospectus, dated , 2023, and the related Letter of Transmittal. Enclosed herewith are copies of the following documents:

1.	Prospectus dated , 2023;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instruction to Registered Holder from Beneficial Owner; and

5.	Letter which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, to accompany the instruction form referred to above for obtaining such clients’ instruction with regard to the Exchange Offer.
WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY.
PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT
5:00P.M., NEW YORK CITY TIME, ON , 2023, UNLESS
EXTENDED BY LKQ IN ITS SOLE DISCRETION.
The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.
Pursuant to the Letter of Transmittal, each holder of Original Notes will represent to LKQ that (A) it is acquiring the Exchange Notes issued in the Exchange Offer in the ordinary course of its business, (B) at the time of the commencement of the Exchange Offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes issued in the Exchange Offer in violation of the provisions of the Securities Act, (C) it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of LKQ or any guarantor, and (D) if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the tendering holder is a broker-dealer (whether or not it is also an “affiliate” of LKQ or any of the guarantors within the meaning of Rule 405 under the Securities Act) that will receive Exchange Notes for its own account in exchange for Original Notes, it represents that the Original Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes issued in the Exchange Offer. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, a broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Each holder will also represent that it is not acting on behalf of any persons or entities who could not truthfully make the foregoing representations. The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Original Notes for you to make the foregoing representations.
LKQ will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. Holders who tender their Original Notes for Exchange Notes will not be obligated to pay any transfer taxes in connection with the exchange, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.
Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, U.S. Bank National Association, in the manner set forth below.

By First Class Mail:	By Courier or Overnight Delivery:
U.S. Bank Trust Company, National Association	U.S. Bank Trust Company, National Association
Attention: Specialized Finance	Attention: Specialized Finance
60 Livingston Avenue - EP-MN-WS2N	111 Fillmore Avenue
St. Paul, Minnesota 55107-2292	St. Paul, Minnesota 55107-1402

Facsimile Transmissions:	To Confirm by Telephone or for Information:
(651) 466-7372	(800) 934-6802
Very truly yours,
LKQ Corporation